UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Effective on July 24, 2008, pursuant to the Company’s Bylaws, the Board increased the fixed number of Directors from seven to eight Directors. Effective on July 24, 2008, Atheros’ Board of Directors elected Daniel Artusi as a member of the Board of Directors. Mr. Artusi will serve as a Class II director and will serve until the Annual Meeting of Stockholders of Atheros to be held in 2011, or until Mr. Artusi’s earlier death or resignation or removal from the Board. Mr. Artusi has been appointed to serve as a member of the Audit Committee of the Board.

As a non-employee director, Mr. Artusi will receive an annual cash retainer of $25,000 per year. In addition, Mr. Artusi will receive an annual cash retainer of $5,000 for his service on the Audit Committee. These annual retainers are payable on a pro rata basis for the portion of the year on which Mr. Artusi serves on our Board or a committee.

On July 24, 2008, Mr. Artusi was granted a nonstatutory stock option under our 2004 Stock Incentive Plan (2004 Plan) to purchase 37,500 shares of our common stock. The option vests and becomes exercisable over four years, with the first 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting ratably over the following 36 months. Commencing in 2009, immediately after each of our regularly scheduled annual meetings of stockholders, Mr. Artusi will also receive nondiscretionary, automatic grants of nonstatutory options to purchase 7,500 shares of our common stock. These options will vest and become exercisable ratably over 48 months. The options granted to Mr. Artusi have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control.

Mr. Artusi will also be reimbursed for reasonable expenses to attend Board and any committee meetings and to perform other relevant Board duties. Except as described above, Mr. Artusi will not receive any additional compensation for his services as a member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2008

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	Vice President of Corporate Development and Chief Financial Officer

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